Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-273599) and Form S-8 (Nos. 333-258402 and 333-226487) of Terex Corporation of our report dated August 9, 2024 relating to the financial statements of Environmental Solutions Group, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
October 8, 2024